Exhibit 99.1

Atlas Financial Holdings Announces 2015 Third Quarter Financial Results
Company to Hold Conference Call on Tuesday, November 10, 2015 at 8:30 a.m. ET
Third Quarter 2015 Financial Performance Summary (comparisons to Third Quarter 2014 unless otherwise noted):

•	Gross premium written increased by 55.3% to $65.3 million, which included an increase of 57.8% in our core commercial auto business

•	In-force premium at September 30, 2015 was $199.1 million

•
Operating income was $5.8 million for the three month period ended September 30, 2015, or $0.46 per diluted share, compared to $3.4 million for the three month period ended September 30, 2014, or $0.28 per diluted share

•	Combined ratio improved by 0.8 percentage points to 88.8%

•	Underwriting results improved to $4.7 million as compared to $2.7 million

•
For the three month period ended September 30, 2015, net income attributable to Atlas was $4.0 million on a fully tax effected basis compared to $3.5 million which was not tax effected based on the Company's treatment of DTAs in 2014

•	Net earnings per diluted common share were $0.32, representing a $0.03 or 10.3% increase.

•	On a tax effected basis, net earnings per diluted common share increased by 68.4% from the $0.19 per share in the prior year period had Atlas been a full U.S. taxpayer during the third quarter 2014

•	Book value per diluted common share on September 30, 2015 was $9.88, compared to $9.08 at December 31, 2014 and $8.24 at September 30, 2014

•	Annualized after tax return on common equity (“ROCE”) was 13.6% in the third quarter 2015, which includes the effect of Atlas becoming a full U.S. taxpayer in 2015

Chicago, Illinois (November 9, 2015) - Atlas Financial Holdings, Inc. (NASDAQ: AFH) ("Atlas" or the "Company") today reported its financial results for the third quarter ended September 30, 2015.

Management Comments
Scott D. Wollney, Atlas’ President and CEO, stated, “Our focus on bottom line execution resulted in a combined ratio of 88.8% in the third quarter. While this ratio was slightly higher as compared to the prior quarter, on a year to date basis we believe the expected improvements in both operating efficiency and loss ratio demonstrate the earnings power of our business model. Year-over-year margin improvement led to a 67% increase in our operating income compared to the same quarter last year. This led to strong growth in our net income and EPS, especially if a comparable tax basis is considered ($0.32 compared to $0.19 proforma). Gross premium written growth in our core markets remained strong at more than 55.3% during the quarter, with market conditions remaining favorable in our target market of small to

Exhibit 99.1

mid-size operators. Our net premium written to surplus in the quarter was approximately 1.5x, which positions the Company well to continue to grow on a self-funded basis in the favorable market environment with increased operating leverage going forward.”

The following is a presentation of the Company’s results:

Financial and Operational Review
Premium Written: For the three month period ended September 30, 2015, gross premium written increased 55.3% to $65.3 million compared to $42.0 million in the three month period ended September 30, 2014. Growth in gross premium written included $11.1 million of gross written premium related to the Global Liberty acquisition. Organic growth and acquired premium coupled with improved pricing activity across the Company’s core lines continued to drive results. Without the additional premium from Global Liberty and excluding the New York Excess Taxi program, year over year organic growth would have been 41.6%. As at September 30, 2015, in-force premium was $199.1 million and the Company’s gross unearned premium reserve was $108.1 million.

Geographic Distribution: The Company is licensed in 49 states and the District of Columbia. Atlas actively writes core business in 40 states. Compared to the three month period ended September 30, 2014, Atlas experienced growth in core business gross premium written in 31 states in the three month period ended September 30, 2015. In 11 of those 31 states, Atlas experienced quarter over quarter growth of greater than 100% due to a continuing positive response from both new and existing agents to Atlas' value proposition and the current market environment.

Combined Ratio: Atlas' combined ratio improved for the three month period ended September 30, 2015 to 88.8%, compared to 89.6% in the prior year period.

•
Loss Ratio: The loss ratio relating to claims incurred in the three month period ended September 30, 2015 was 60.0% compared to 62.2% in the three month period ended September 30, 2014. Although the Q3 2015 loss ratio was higher than Q2 2015 due to business mix, it was lower than the same quarter in 2014 as a result of favorable pricing activity in the past year. The Company continues to see incremental opportunities to leverage decades of experience in the claims area coupled with underwriting opportunities to increase expected margin in subsequent quarters. Atlas utilizes data and experience accumulated over its operating subsidiaries’ many years spent focusing on niche target markets to model potential risk and deliver value in terms of claims and other areas of support.

•
Underwriting Expense Ratio: The ratio for the combination of acquisition costs and other underwriting expenses was near target levels at 27.2 % as compared to 27.4% in the three month period ended September 30, 2014, plus 1.6% of expenses related to the Company’s debt treatment and equity incentive plan for a total of 28.8% in the three month period ended September 30, 2015. Year over year organic premium growth in the

Exhibit 99.1

quarter was at the high end of the Company’s previously provided overall range of 30% - 50%. Expenses in the quarter include the cost of the incremental hiring and infrastructure investment necessary to support this growth rate.

The table below details the comparisons of each component of the Company's combined ratio for the periods indicated:

	Three Month Periods Ended
	September 30, 2015	September 30, 2014
Loss Ratio	60.0%	62.2%
Underwriting Expense Ratio:
Acquisition cost ratio	12.0%	14.4%
Other underwriting expense ratio	15.2%	11.8%
Underwriting expense ratio before interest and stock based compensation expenses	27.2%	26.2%
Interest expense ratio	0.6%	--%
Stock based compensation expense ratio	1.0%	1.2%
Underwriting expense ratio	28.8%	27.4%
Total combined ratio	88.8%	89.6%

Before the effect of quota share reinsurance, interest expense and the impact from share based compensation expense, Atlas’ other underwriting expense target remains in the range of 10% - 12% and its annualized run rate acquisition cost expectation remains at approximately 14.5% for a combined target expense ratio of 24.5% - 26.5%. As the Company continues the use of quota share, and potentially increases the percentage of ceded premiums, the impact on these two ratios individually will become more significant. On a pro-forma basis, as if there was no quota share reinsurance in place, these ratios for the third quarter of 2015 as compared to 2014 would have been as follows:

	Three Month Periods Ended
	September 30, 2015	September 30, 2014
Acquisition costs	14.9%	14.7%
Other underwriting expense	13.2%	11.6%
Interest expense	0.6%	—
Share based compensation expense	0.9%	1.2%

Underwriting Results: Underwriting profit increased to $4.7 million for the three month period ended September 30, 2015, compared to $2.7 million in the same period of the prior year, representing a 75.4% increase.

Net Income before Taxes: Net income before taxes increased to $6.1 million for the three month period ended September 30, 2015, compared to $3.5 million in the same period of the prior year, representing a 75.1% increase.

Income Taxes: Atlas recognized tax expense of $2.1 million in the three month period ended September 30, 2015 compared to $8,000 in the three month period ended September 30, 2014 due to the impact of the valuation allowance reversals, effective as of December 31, 2014, which had offset the federal income tax expense for periods prior to 2015.

Exhibit 99.1

Net Income: Atlas reported net income of $4.0 million during the three month period ended September 30, 2015, compared to $3.5 million during the three month period ended September 30, 2014.

Operating Income is an internal performance measure used in the management of the Company's operations. It represents before-tax operational results excluding, as applicable, net realized gains or losses, net impairment charges recognized in earnings, non-recurring and atypical costs and other items. Operating Income should not be viewed as a substitute for U.S. Generally Accepted Accounting Principles (U.S. GAAP) net income. The table below reconciles U.S. GAAP net income to operating income ($ in '000's):

	Three Month Periods Ended
	September 30, 2015	September 30, 2014
U.S. GAAP net income attributable to Atlas	$4,024	$3,493
Add: income tax expense	2,068	8
Less: net investment gains	91	68
Less: other income (expense)	269	(1)
Operating income	$5,732	$3,434

Atlas' Operating Income for the three month period ended September 30, 2015 was $5.7 million, or $0.46 per common share diluted, compared to $3.4 million, or $0.28 per common share diluted, in the three month period ended September 30, 2014.

Earnings per share (“EPS”): Atlas generated $0.32 per common share diluted for the three month period ended September 30, 2015. This compares to $0.29 per common share diluted as reported in the three month period ended September 30, 2014. If tax effected, last year’s earnings per common share diluted would have been $0.19 on a proforma basis in the three month period ended September 30, 2014.

Share Count: The following chart illustrates Atlas’ potential dilutive common shares at the three month periods ended September 30, 2015 and 2014:

	Three Month Periods Ended
	September 30, 2015	September 30, 2014
Weighted average common shares outstanding	12,008,624	11,808,624
Dilutive potential ordinary shares:
Dilutive stock options	211,706	147,959
Dilutive shares upon preferred share conversion	573,444	254,000
Dilutive average common shares outstanding	12,793,774	12,210,583

Balance Sheet/Investment Overview

Exhibit 99.1

Book Value: Book value per common share was $9.88 based on 12,008,624 common shares outstanding at September 30, 2015, compared to $9.08 based on 11,808,624 common shares outstanding at December 31, 2014.

Book value per common share of $9.88 increased by $0.80 relative to December 31, 2014 as follows:

•	$0.96 increase related to net income after tax and before items indicated below;

•	$0.02 increase related to the change in realized investment after tax;

•	($0.02) decrease related to the preferred share dividend liquidation;

•	$0.02 increase related to the change in unrealized gains/losses after tax;

•	($0.05) decrease related to share based compensation; and

•	($0.13) decrease related to expenses incurred with the acquisition of subsidiaries.
$0.80        total increase from December 31, 2014 book value per common share

Cash and Invested Assets: Cash and invested assets as of the period ended September 30, 2015 totaled $234.1 million as compared to $180.0 million as at December 31, 2014. Approximately $19 million of cash on hand was used in connection with the acquisition of Global Liberty Insurance Company of NY and affiliated companies in the first quarter of 2015. The increase in cash and invested assets was largely due to the addition of invested assets acquired with Global Liberty and the amounts drawn against the line of credit.

Investment Strategy: Atlas aligns its securities portfolio to support the liabilities and operating cash needs of its insurance subsidiaries, to preserve capital and to generate investment returns. Atlas invests predominantly in corporate and government bonds with overall durations that correlate with the payout patterns of Atlas' claims liabilities and other liquidity needs. At September 30, 2015 the average life and duration on the Company's portfolio was 4.3 and 3.7 years, respectively. The Company's investment allocations will be regularly reviewed based on market conditions with a continued emphasis on capital preservation to support growth in its operating business.

Investment Income / Yield: Atlas generated net investment income of $1.1 million and $768,000 for the quarters ended September 30, 2015 and 2014, as well as $91,000 and $68,000 of realized gains, respectively. This resulted in an overall annualized investment yield of 2.1% for the quarter ended September 30, 2015. The increase in net investment income and total realized yield are the result of the performance on other investments from the prior year period. The increase in average securities at cost is the result of the invested assets obtained with the Global Liberty acquisition and the amounts drawn against the line of credit.

Outlook
Mr. Wollney continued, “As in recent quarters, we are continuing to gain market share in the target areas in which we specialize. Deploying our hyper-focused model and strong value proposition, organic growth was achieved in both mature and developing states. The integration of Global Liberty has gone very smoothly and will serve as the foundation for further expansion in the large and complex New York market. We have been pleased with our top line growth and are tracking in line with our previously disclosed GPW targets for 2015, with approximately $156.9 million reported

Exhibit 99.1

for the first nine months of 2015 plus an additional approximately $11 million from Global Liberty in the first quarter prior to Atlas’ acquisition of the NY insurer. With the infrastructure and capital planning tools we have in place, we believe we can continue to grow nationwide, increasing our operating leverage in a responsible and managed way to continue to drive ROCE. Our entire team is proud of the excellent results in the quarter and look forward to building on this success.”

Conference Call Details
Date/Time:            Tuesday, November 10, 2015 - 8:30 a.m. ET

Participant Dial-In Numbers:
(United States):            877-423-9817
(International):            201-493-6770

To access the call, please dial-in approximately five minutes before the start time and, when asked, provide the operator with passcode "Atlas".

An accompanying slide presentation will be available in .pdf format on the investor relations page of the Company’s website after issuance of the earnings release.

Webcast
The call will also be simultaneously webcast over the Internet via the “Investor Relations” section of Atlas’ website at www.atlas-fin.com/investorrelations or by clicking on the conference call link: http://atlas-fin.equisolvewebcast.com/q3-2015. Audio and a transcript of the call will be archived on the Company’s website.

About Atlas
The primary business of Atlas is commercial automobile insurance in the United States, with a niche market orientation and focus on insurance for the "light" commercial automobile sector including taxi cabs, non-emergency paratransit, limousine/livery and business auto. The business of Atlas is carried on through its subsidiaries American Country Insurance Company, American Service Insurance Company, Inc., Gateway Insurance Company, Global Liberty Insurance Company of New York, Anchor Holdings Group, Inc., Anchor Group Management, Inc., and Plainview Premium Finance Company, Inc. Atlas' insurance subsidiaries have decades of experience with a commitment to always being an industry leader in these specialized areas of insurance.

For more information about Atlas, please visit www.atlas-fin.com.

Financial Information
Atlas' financial statements reflect consolidated results of Atlas' subsidiaries: American Insurance Acquisition Inc., American Country Insurance Company, American Service Insurance Company, Inc., Gateway Insurance Company,

Exhibit 99.1

Global Liberty Insurance Company of New York, Anchor Holdings Group, Inc., Anchor Group Management, Inc., and Plainview Premium Finance Company, Inc. Additional information about Atlas, including a copy of Atlas' 2014 Form 10-K financial statements and Management Discussion & Analysis, can be accessed via the U.S. Securities and Exchange Commission internet site at www.sec.gov, on the Canadian Securities Administrators' website at www.sedar.com, or through Atlas' website at http://www.atlas-fin.com/InvestorRelations/FinancialReports.aspx.

Forward-Looking Statements:
This release includes forward-looking statements regarding Atlas and its insurance subsidiaries and businesses. Such statements are based on the current expectations of the management of each entity. The words "anticipate", "expect", "believe", "may", "should", "estimate", "project", "outlook", "forecast" or similar words are used to identify such forward looking information. The forward-looking events and circumstances discussed in this release may not occur and could differ materially as a result of known and unknown risk factors and uncertainties affecting the Companies, including risks regarding the insurance industry, economic factors and the equity markets generally and the risk factors discussed in the “Risk Factors” section of the Company's 2014 Form 10-K. No forward-looking statement can be guaranteed. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and Atlas and its subsidiaries undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Contact Information:
At the Company                                Investor Relations
Atlas Financial Holdings, Inc.                         The Equity Group Inc.
Scott Wollney, CEO                            Adam Prior, Senior Vice President
Phone: 847-700-8600                                   212-836-9606
swollney@atlas-fin.com                            aprior@equityny.com
www.atlas-fin.com                            www.theequitygroup.com

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Exhibit 99.1

ATLAS FINANCIAL HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(in '000s of US dollars, except for share and per share data)

	Three Month Periods Ended		Nine Month Periods Ended
	September 30, 2015 (unaudited)	September 30, 2014 (unaudited)	September 30, 2015 (unaudited)	September 30, 2014 (unaudited)
Net premiums earned	$41,666	$25,575	$110,137	$70,835
Net investment income	1,093	768	2,804	2,226
Net realized investment gains	91	68	272	154
Other income	269	(1)	426	1
Total revenue	43,119	26,410	113,639	73,216
Net claims incurred	24,988	15,894	64,449	44,235
Acquisition costs	4,988	3,686	13,983	10,252
Other underwriting expenses	7,013	3,329	17,229	10,377
Expenses incurred related to Anchor acquisition and Gateway stock purchase agreement	-	-	1,920	-
Total expenses	36,989	22,909	97,581	64,864
Income from operations before income tax expense	6,130	3,501	16,058	8,352
Income tax expense	2,068	8	5,923	108
Net income including non-controlling interest	4,062	3,493	10,135	8,244
Net income attributable to non-controlling interest	38	-	38	-
Net income attributable to Atlas	4,024	3,493	10,097	8,244
Less: Preferred share dividends	81	24	196	70
Net income attributable to common shareholders	$3,943	$3,469	$9,901	$8,174

Basic weighted average common shares outstanding	12,008,624	11,808,624	11,956,611	10,643,507
Earnings per common share, basic	$0.33	$0.29	$0.83	$0.77
Diluted weighted average common shares outstanding	12,793,774	12,210,583	12,741,165	11,042,465
Earnings per common share, diluted	$0.32	$0.29	$0.80	$0.75

Consolidated Statements of Comprehensive Income

Net income attributable to Atlas	$4,024	$3,493	$10,097	$8,244

Other comprehensive income (loss):
Changes in net unrealized investment gains (losses)	555	(773)	165	1,748
Reclassification to income of net realized investment gains	4	60	199	172
Effect of income tax	(190)	242	(124)	(653)
Other comprehensive income (loss)	369	(471)	240	1,267
Comprehensive income attributable to Atlas	$4,393	$3,022	$10,337	$9,511

Exhibit 99.1

ATLAS FINANCIAL HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(in '000s of US dollars, except for share and per share data)

	September 30, 2015 (unaudited)	December 31, 2014
Assets
Investments, available for sale
Fixed income securities, at fair value (amortized cost $188,886 and $126,701)	$189,257	$126,949
Equity securities, at fair value (cost $2,147 and $2,220)	2,260	2,093
Other investments	21,547	14,366
Total Investments	213,064	143,408
Cash and cash equivalents	21,043	36,586
Accrued investment income	1,050	660
Accounts receivable and other assets (net of allowance of $890 and $560)	88,029	49,770
Reinsurance recoverables on amounts paid	4,077	2,230
Reinsurance recoverables on amounts unpaid	23,554	18,421
Prepaid reinsurance premiums	16,138	3,628
Deferred policy acquisition costs	10,700	8,166
Deferred tax asset, net	18,184	17,317
Intangible assets, net	5,916	740
Software and office equipment, net	2,693	2,819
Assets held for sale	166	166
Total Assets	$404,614	$283,911
Liabilities
Claims liabilities	$123,740	$102,430
Unearned premiums	108,079	58,950
Due to reinsurers and other insurers	11,065	2,456
Note payable	17,500	-
Other liabilities and accrued expenses	16,045	10,676
Total Liabilities	$276,429	$174,512

Shareholders’ Equity
Preferred shares, par value per share $0.001, 100,000,000 shares authorized, 6,940,500 shares issued and outstanding at September 30, 2015 and 2,000,000 shares issued and outstanding at December 31, 2014. Liquidation value $1.00 per share	$6,941	$2,000
Ordinary voting common shares, par value per share $0.003, 266,666,667 shares authorized, 11,846,130 shares issued and outstanding at September 30, 2015 and 11,638,723 shares issued and outstanding at December 31, 2014	36	34
Restricted voting common shares, par value per share $0.003, 33,333,334 shares authorized, 132,863 shares issued and outstanding at September 30, 2015 and December 31, 2014	-	-
Additional paid-in capital	197,325	196,079
Retained deficit	(78,697)	(88,794)
Accumulated other comprehensive income, net of tax	320	80
Total Atlas Shareholders' Equity	125,925	109,399
Shareholders' Equity Attributable to Non-controlling Interest	2,260	-
Total Shareholders’ Equity	128,185	109,399
Total Liabilities and Shareholders’ Equity	$404,614	$283,911